Exhibit 10.5
SEPARATION AGREEMENT
     This Separation Agreement and Mutual Release (“Agreement”) is made and entered into by and between Restore Medical Inc. (“RMI”), a Delaware corporation located at 2800 Patton Road, St. Paul, Minnesota 55113 and Susan L. Critzer (“Critzer”) who resides at 9 Spyglass, Dellwood, Minnesota 55110.
WITNESSETH:
     WHEREAS, Critzer is the President and Chief Executive Officer of RMI;
     WHEREAS, RMI and Critzer have mutually agreed to the terms related to the termination of Critzer’s employment with RMI effective as of December 31, 2004, or upon an alternative mutually agreed upon date following RMI’s hiring of a new President and Chief Executive Officer, whichever is later;
     WHEREAS, this Agreement is intended to replace and supercede that certain Change in Control and Severance Agreement dated March 30, 2004, by and between RMI and Critzer;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,
     IT IS AGREED, by and between the undersigned, as follows:
     1. Separation from Employment. Effective as of December 31, 2004, or upon an alternative mutually agreed upon date following RMI’s hiring of a new President and Chief Executive Officer, whichever is later (the “Separation Date”), Critzer’s employment with RMI will terminate. Following the Separation Date, all Critzer’s benefits and privileges of employment will end except as provided in Paragraph 3 of this Agreement. Critzer and RMI further agree that the Change in Control and Severance Agreement dated March 30, 2004, by and between RMI and Critzer is terminated and superceded by this Agreement and is null and void.
     2. Critzer’s Transition Assistance Duties Prior to the Separation Date. Prior to the Separation Date, Critzer will continue to perform her duties as President and CEO of RMI and, upon the hiring of a new President and Chief Executive Officer, her duties shall be to assist in the new President and CEO’s orientation, to facilitate a smooth transition, and to perform any and all other duties as she may be directed to do from time to time by RMI’s Board of Directors.
     Prior to the Separation Date, RMI shall continue to pay Critzer her current Base Salary (annualized at $315,000/year as of the date of this Agreement) in periodic installments in accordance with the standard payroll practices of RMI in effect from time to time, and Critzer shall continue to be entitled to all benefits currently provided to her as a full-time employee of RMI up through the Separation Date.

     3. Payments and Benefits to Critzer. Provided this Agreement is executed and Critzer has not revoked and/or rescinded it in accordance with Paragraph 7, RMI will provide the following payments and benefits to Critzer:
(a)	Following the Separation Date, RMI shall pay Critzer $315,000 subject to usual payroll withholding, to be paid in approximately equal periodic installments over twelve months in accordance with the standard payroll practices of RMI in effect from time to time, commencing with the first payment on January 15, 2005, and the last payment on December 31, 2005) or upon an alternative mutually agreed upon schedule. In addition, Critzer shall participate in any bonus plan offered to other executives or managers of RMI during her employment. A bonus to be paid to her under said plan shall be pro rated for the period of her employment and shall be paid within 30 days after her employment ends.

(b)	Effective as of the Separation Date, RMI agrees to provide Critzer and her current family members with continued group health coverage, including medical and dental coverage, as otherwise required under applicable stated continuation law and the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §§ 1161-1168; 26 U.S.C. § 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”). RMI will pay the total applicable premium cost for such medical and dental COBRA continuation coverage for Critzer and her family for a period of up to 12 months commencing on the Separation Date provided, however, that RMI’s obligation to pay for such premiums shall terminate if (i) Critzer or her husband becomes covered under another company’s like benefit plan; (ii) Critzer is eligible (whether or not covered) under Medicare; or (iii) Critzer dies. After expiration of the 12 month period in which RMI pays the above-described premiums, if necessary, Critzer will be responsible for payment of such premiums for as long a period as is allowable under applicable law (for purposes of calculating the total continuation coverage period under COBRA such coverage period shall commence as of the Separation Date).

(c)	Effective as of the Separation Date, RMI agrees to continue to pay Critzer’s group term life insurance premiums for a period of twelve months with the payment of such premiums and such coverage terminating on December 31, 2005, or upon an alternative mutually agreed upon date;

(d)	Pursuant to the terms and conditions set forth in Critzer’s applicable stock option agreements with RMI, RMI agrees that, notwithstanding anything to the contrary set forth in such stock option agreements or RMI’s 1999 Omnibus Stock Plan, as amended, during the five-year period following the Separation Date, Critzer shall be permitted to exercise 100% of all stock options granted to Critzer prior to March 30, 2004 (i.e., 150,000 shares of RMI common stock) and 50% of all options granted on or after

March 30, 2004 (i.e., 126,000 shares of RMI common stock). The parties hereto agree and acknowledge that, with respect to any stock options previously granted to Critzer that were intended by the parties to be treated as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, such stock options, to the extent they may be exercised by Critzer more than 90 days following the Separation Date shall be treated as non-qualified stock options, notwithstanding any provision in Critzer’s stock option agreements to the contrary.
     4. Continuing Obligations Under Nondisclosure and Noncompetition Agreement. Critzer acknowledges and agrees that in the course of her employment with RMI, she has had access to confidential information and trade secrets relating to the business affairs of RMI and/or related companies and entities. Critzer agrees that all terms of the Nondisclosure and Noncompetition Agreement between RMI and her attached hereto as Exhibit A shall continue in full force and effect in accordance with its terms and shall not be limited, superceded or in another way affected by this Agreement.
     5. Return of Proprietary Company Property and Other Company Property. Critzer agrees that all property in her possession belonging to RMI, including without limitation, all documents, reports, manuals, memoranda, computer print-outs, customer lists, credit cards, keys, identification, products, access cards, and all other property relating in any way to the business of RMI are the exclusive property of RMI, even if Critzer authored, created or assisted in authoring or creating such property. Critzer agrees that he shall return to RMI all such documents and property prior to the Separation Date in order to be eligible to receive the benefits described in Paragraph 3 of this Agreement. Notwithstanding the foregoing, Critzer shall be permitted to keep her cellular phone, phone number, and phone account. Such cell phone account shall be transferred to Critzer personally on or about the Separation Date. Critzer agrees to accept such transfer or RMI may cancel such cell phone account. Following such transfer, Critzer shall be responsible for all cell phone charges.
     6. Acceptance Period. The terms of this Agreement will be open for acceptance by Critzer for a period of 21 calendar days (“the Acceptance Period”) during which time she may consider whether or not to accept this Agreement and seek counsel to advise her regarding this Agreement. Critzer agrees that any changes to this Agreement, material or immaterial during the Acceptance Period, will not restart the Acceptance Period. Critzer further understands that she is not required to take the entire 21-day period to decide whether she wishes to execute this Agreement and that she may do so on an accelerated basis without prejudice to her own or RMI’s rights under this Agreement.
     7. Right to Revoke and Rescind. Critzer has the right to revoke or rescind this Agreement within 15 calendar days following her signing of it.
     Any revocation or rescission of this Agreement must be in writing and hand-delivered to RMI, or, if sent by mail, postmarked within the applicable time period and sent by certified mail, return receipt requested. Any revocation or rescission must be delivered or sent to the following address: Mark Knudson, Executive Chairman, Board of Directors, Restore Medical Inc., 2800 Patton Road, St. Paul, Minnesota, 55113.
     In the event that Critzer revokes or rescinds (that is cancels) this Agreement, it shall be null and void and neither Critzer nor RMI shall have any rights or obligations under this Agreement.
     8. Critzer’s Release of RMI. In exchange for the payments and benefits specified in this Agreement, Critzer, for and on behalf of herself and her heirs, administrators, executors, successors and assigns, agrees to, and hereby does, release, acquit, and forever discharge RMI and its affiliates, subsidiaries, and related companies, and the former, current, and future directors, officers, members, agents, attorneys, servants, independent contractors and employees (the “Released Parties”), from any and all claims, whether direct or indirect, fixed or contingent, known or unknown, which Critzer ever had, has, or may claim to have, for, upon, or by reason of any matter, act or thing up through the date of his execution of this Agreement, including but not limited to: any cause of action Critzer could have asserted in any litigation against any of the Released Parties; any cause of action or claim relating to Critzer’s association with or employment by RMI; any cause of action relating to any statements or actions by any of the Released Parties; and/or any cause of action or claim relating to the termination of Critzer’s employment.
     This General Release specifically encompasses, but is not limited to, claims that could be brought under Title VII, 42 U.S.C. § 2000(e) et seq., as amended by the Civil Rights Act of 1991; the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act), 29 U.S.C. § 621 et seq.; the Americans With Disabilities Act, 42 U.S.C. §§ 12101-12213; the Employee Retirement Income Security Act (ERISA), 29 U.S.C. § 1001, et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; the National Labor Relations Act, 29 U.S.C. § 151, et seq., the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101, et seq., the Family Medical Leave Act, 29 U.S.C. § 2601 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363.01, et seq., Minn. Stat. § 181.01 et seq., Minn. Stat. § 176.82, any other statutes providing rights and protections of any kind for employees working in the state of Minnesota, and any other federal or state statute, or local ordinance, including any claims for attorneys’ fees, liquidated damages, punitive damages, costs or disbursements that could be awarded in connection with these or any other statutory claims.
     This General Release also specifically encompasses any and all claims grounded in contract or tort theories, including, but not limited to: breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of employee handbooks, manuals or other policies; wrongful discharge; wrongful discharge in violation of public policy; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel and slander, discharge defamation and self-defamation; intentional or negligent infliction of emotional distress; negligence; breach of fiduciary duty; negligent hiring, retention or supervision; whistleblower claims; and/or any other contract or tort theory based on either intentional or negligent conduct of any kind, including any attorneys’ fees, liquidated damages, punitive damages, costs or disbursements that could be awarded in connection with these or any other common law claims.

     Critzer understands and agrees that she is not releasing or waiving her right to receive any vested benefits to which she is entitled under RMI’s 401(k) plan. Her rights to receive benefits under RMI’s 401(k) plan, if any, shall be governed by the terms of the plan, and nothing in this Agreement is intended to alter the terms of that plan.
     Notwithstanding the foregoing, Critzer does not release any statutory or other rights she may have to be indemnified for or to be defended against any claims that may be brought against her as a result of acts she allegedly undertook or failed to undertake during her employment with RMI.
     9. RMI’s Release of Critzer. RMI and its affiliates, subsidiaries, and related companies, and their former, current, and future owners, shareholders, directors, officers, members, agents, insurers, assigns, representatives, attorneys, servants, independent contractors and employees hereby does release, acquit, and forever discharge Critzer and her attorneys, agents, personal representatives, heirs, and assigns (“the Released Critzer Parties”), of and from any and all actions, causes of action, liabilities, suits, debts, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, guaranties, promises, damages, judgments, claims and demands whatsoever, in law or in equity, whether direct or indirect, fixed or contingent, known or unknown, asserted or unasserted, suspected or unsuspected, which RMI may now have or hereafter have or claim to have against the Released Critzer Parties arising up through the date of her signature on this Agreement.
     10. Confidentiality. Critzer agrees to keep the terms of this Agreement confidential. Critzer agrees not to disclose any information concerning this Agreement to any person, including any present or former employees of RMI. These confidentiality provisions are subject to the following exceptions: Critzer may disclose this Agreement to her attorneys, accountants, tax advisors or spouse or in the course of legal proceedings involving RMI, or in response to a court order, subpoena or inquiry by a government agency. RMI agrees to keep this Agreement confidential except that it may disclose the contents of this Agreement to those with a business need to know and as required by law.
     11. No Admission. This Agreement is not an admission by RMI that it has acted wrongfully toward Critzer or anyone else, and shall not be interpreted as such.
     12. No Assignment. This Agreement is personal to Critzer and may not be assigned by her. The payments to be provided to Critzer as set forth in Paragraph 3 of this Agreement shall be made to Critzer’s estate in the event of Critzer’s death prior to Critzer’s receipt of such payments.
     13. Governing Law; Severability. This Agreement shall be governed by the laws of the State of Minnesota. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.
     14. Entire Agreement. Critzer agrees that this Agreement, and all agreements referenced in this Agreement (i.e., the “Nondisclosure and Noncompetition Agreement”) except for those expressly revoked herein (i.e., the “Change in Control and Severance Agreement dated

March 30, 2004”), contains the entire agreement between Critzer and RMI with respect to Critzer’s employment and separation from employment and that there are no promises or understandings outside of this Agreement with respect to Critzer’s employment or Critzer’s separation from employment with RMI. Any modification of or addition to this Agreement must be in a writing signed by Critzer and RMI.
     15. Venue. Any action at law, suit in equity, or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement or any provision hereof, shall be litigated only in the federal or state courts of the State of Minnesota, and Critzer waives any right she may have to transfer or change the venue of any litigation brought against Critzer by RMI.
     16. Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy pursuant to this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by an related document or by law.
     17. Captions and Headings. The captions and section headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.
     18. Counterparts. This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one in the same instrument.
     19. Acknowledgement. CRITZER AFFIRMS THAT SHE HAS READ THIS AGREEMENT. CRITZER IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. CRITZER AGREES THAT THE PROVISIONS OF THIS AGREEMENT ARE UNDERSTANDABLE TO HER AND THAT SHE HAS ENTERED INTO THIS AGREEMENT FREELY AND VOLUNTARILY.

Dated: August 13, 2004	/s/ Susan L. Critzer
Susan L. Critzer

Dated: August 13, 2004	RESTORE MEDICAL INC.
By /s/ Mark B. Knudson
Its Executive Chair